                                                                    EXHIBIT 4.42

                             GUARANTEE AND INDEMNITY

THIS AGREEMENT made the 5/th/ day         of April        2002

BETWEEN TRINTECH GROUP PLC having its registered office at Trintech Building, South County Business Park, Leopardstown, Dublin 18 (hereinafter called the "Guarantor") of the one part and THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND having its principal office at Lower Baggot Street, Dublin 2 (hereinafter called the "Bank") of the Other Part.

WHEREAS:

The Guarantor has requested the Bank, and the Bank has agreed, to grant and/or continue granting financial accommodation to TRINTECH TECHNOLOGIES LIMITED having its registered office at Trintech Building, South County Business Park, Leopardstown, Dublin 18 (hereinafter called the "Company") subject to the Guarantor executing a Guarantee in favour of the Bank on the terms and conditions hereinafter appearing.

NOW IN CONSIDERATION of the premises and for other good and valuable consideration (the receipt of which is hereby acknowledged) IT IS HEREBY AGREED AS FOLLOWS:-

1. This guarantee shall be in addition to and not in substitution for any other guarantee for the Company given to the Bank by the Guarantor or any other person.

2. This guarantee shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security now or hereafter held by the Bank for all or any part of the liabilities hereby guaranteed.

3. The Guarantor HEREBY AGREES with the Bank at all times hereafter to be answerable and responsible for and HEREBY UNCONDITIONALLY GUARANTEES as a continuing obligation to pay to the Bank on demand all sums of money (hereinafter called the "ultimate balance") which are now or shall at any time be owing or remain unpaid to the Bank anywhere from or by the Company whether as principal or surety and whether solely or jointly with any other party, upon current overdraft accounts, promissory notes or bills discounted or paid and other loans, credits, leases, indemnities or advances made to or for the accommodation or at the request of the Company solely or jointly as aforesaid whether for actual or contingent liability or any liabilities incurred by the Company in connection with foreign exchange transactions or any liability in connection with interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options, interest rate caps, interest rate floors, interest rate collars, gilt and cash options and any other forms of financial instruments or pursuant to any guarantees, indemnities or on any other account or in respect of money which the Company is or shall become liable to pay to the Bank in any manner whatsoever together with in all the cases aforesaid, all interest, as well after as before any demand or judgement, discount and other bankers' charges including legal charges occasioned by the preparation, negotiation and execution of this guarantee or as otherwise may be incident to this or any other security held by or offered to the Bank for the ultimate balance or by or to the enforcement of any such security and any liability to stamp duty or any other duties, (up to an amount of IR(pound)150) (all such monies being hereinafter referred to as "the Company's liabilities") on a full and unqualified indemnity basis save and except any part of the Company's liabilities, the securing of which would contravene the provisions of Section 31 of the Companies Act 1990 as the same be amended, extended or re-enacted from time to time or any equivalent or like provision of law and HEREBY UNCONDITIONALLY AGREES TO INDEMNIFY the Bank against any losses which are incurred by the Bank as a result of the failure by the Company to discharge to the Bank when due those liabilities undertaken by it.

4. In particular but without prejudice to the generality of the foregoing it is expressly AGREED by the Guarantor with the Bank that if the Company shall make default in payment when due of any sum on account of principal, interest or other amount on or in respect of the Company's liabilities (hereinafter together called "Monies") the Guarantor will pay (subject as hereinafter provided) the amount thereof to the Bank forthwith upon demand being made therefor in writing Provided that in case of default by the Company in payment of interest the Guarantor will pay to the Bank in respect thereof such increased amount so that the net amount thereof accruing to the Bank after allowing for any tax generally chargeable on profits of the Bank shall be equal to the amount which would have accrued to the Bank if it had been paid the net interest by the Company after such tax and the Guarantor hereby agrees to pay such increased amount as aforesaid forthwith upon demand being made therefor in writing by the Bank and to indemnify the Bank in respect of any such tax liability as aforesaid.

5. Notwithstanding any other provision is this Guarantee the total amount recoverable shall be limited to the sum of (euro)2,539,000 (Two Million, Five Hundred and Thirty Nine Thousand Euro).

6. A certificate in writing signed by any duly authorised officer of the Bank stating the amount at any particular time due and payable by the Guarantor to the Bank hereunder shall (save for manifest error) be conclusive evidence as against the Guarantor.

7. This guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of the whole or any part of any sum or sums of money owing as aforesaid but shall be a continuing security and shall extend to cover any sum or sums of money which shall for the time being constitute the balance due from or unpaid by the Company to the Bank upon any such account or accounts as aforesaid.

8. The Bank shall be at liberty without thereby affecting its rights hereunder at any time at its absolute discretion and with or without the assent or knowledge of the Guarantor:

         (1)   to give time to the Company for the payment of any Monies;

         (2) to neglect or forbear to enforce payment of any Monies and (without prejudice to the foregoing) to grant any indulgence or forbearance to and to fail to assert or to delay in asserting any right or remedy against the Company or to delay in pursuing any rights or remedies against the Company;

         (3) to accept vary exchange renew abstain from perfecting or release any security or securities now held or to be held by the Bank for or on account of any Monies or other obligations of the Company;

         (4) to amend, vary, add to or substitute the terms on which the Bank extends financial accommodation to the Company;

         (5) to compound with accept compositions from and make any other arrangements with the Company;

         (6) to vote for or against any composition offered or made by the Company or any person or Company in any winding up, bankruptcy, examination or arrangement matter whether outside or under the control of the Court or give up therein any security; and

         (7) to do or omit to do anything which but for this provision might operate so as to exonerate or discharge the Guarantor from any of its obligations under this Guarantee.

9. The liability of the Guarantor hereunder shall be as sole or primary obligor and not merely as surety and shall not be impaired or discharged by reason of any of the matters hereinbefore referred to or any other act or omission whereby the liability of the Guarantor would have been discharged if it had not been principal debtor and the Guarantor hereby waives all or any of its rights as surety which may at any time be inconsistent with any of the provisions of these presents. The obligations of the Guarantor shall be enforceable regardless of the validity regularity or enforceability of the obligations of the Company to the Bank.

10. In the event of this guarantee ceasing from any cause whatsoever to be binding as a continuing security on the Guarantor:-

         (a) all cheques, orders for payment, drafts, bills, notes and negotiable instruments or securities drawn, made, endorsed or accepted by or for the account of the Company on the Bank or its agents and purporting to be dated on or before the date when the guarantee ceases to be a continuing security ("the discontinuance date") although presented to or paid by the Bank or its agents after the discontinuance date; and

         (b) all liabilities of the Company to the Bank at the discontinuance date whether certain or contingent or whether payable forthwith or at some future time or times and also all credits then established by the Bank for the Company shall remain payable by the Guarantor under this guarantee notwithstanding that the guarantee shall have ceased to be binding as a continuing security and the Bank shall be at liberty without thereby affecting its rights hereunder to open a fresh account or accounts or to continue any then existing account or accounts with the Company and no money paid from time to time into any such account or accounts by or on behalf of the Company and subsequently drawn out by the Company shall on settlement of any claim in respect of this guarantee be appropriated towards or have the effect of payment of any part of the Monies due from or unpaid by the Company or of the interest thereon at the time of this guarantee ceasing to be so binding as a continuing security unless the party paying in the money shall at the time of payment in writing direct the Bank specially to appropriate it to that purpose.

11. Demands under this guarantee may be made from time to time and may be withdrawn and subsequently made again and the liabilities and obligations of the Guarantor under this guarantee may be enforced irrespective of:

         (a) whether any demands, steps or proceedings are being or have been taken against the Company or any third party; or

         (b) whether or in what order any security to which the Bank may be entitled in respect of the ultimate balance is enforced.

         In any case where the liability of the Company to the Bank is in respect of a liability of the Bank incurred on behalf of the Company which is contingent a demand for payment of any such liability may be made by the Bank at any time on the Guarantor for an amount not exceeding the likely maximum amount as determined by the Bank of that liability; notwithstanding that at the time of such demand the Bank has not been called upon to make payment on behalf of or in respect of the Company. In the case that any amount so paid by the Guarantor to the Bank hereunder shall exceed the amount of the liability actually incurred by the Bank upon crystallisation of such contingent liability the Bank shall refund such excess amount together with any interest that would have accrued thereon had a similar amount been placed on deposit with the Bank for a similar period of time.

         In the event of any demand being made under this guarantee, the Bank may continue its account(s) with the Company notwithstanding the calling in of the Guarantor's liability in respect of the amount due from the Company at the date when the calling in takes effect and such amount due shall remain regardless of any subsequent dealings in any such account(s).

12. These presents shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security now or hereafter held by the Bank for the Company's liabilities nor shall any such collateral or other security or any lien to which the Bank may be otherwise entitled or the liability of any person not party hereto in respect of all or any of the Monies be in any wise prejudiced or affected by these presents.

13. The Guarantor HEREBY WARRANTS that it has not and AGREES that it will not in respect of any Monies take from the Company or its subsidiaries either directly or indirectly without the consent in writing of the Bank any promissory note bill of exchange mortgage charge debenture or other counter security whereby the Guarantor or any person claiming through it by endorsement assignment or otherwise would or might on the insolvency of the Company or examination by an examiner of or any analogous proceedings in relation to the Company and to the prejudice of the Bank increase the proofs in such insolvency or examination by an examiner of or any analogous proceedings in relation to the Company or diminish the assets distributable amongst the creditors of the Company. As regards any such counter security as aforesaid which the Guarantor may have taken or may take with written consent as aforesaid the same shall be held on trust for the Bank and shall be a security to the Bank for the fulfilment of the obligations of the Guarantor hereunder and shall be forthwith deposited by the Guarantor with the

         Bank for that purpose and the Guarantor will account to the Bank for all monies at any time received by the Guarantor in respect thereof.

14. Until all sums owing by the Company or the Guarantor on any account to the Bank have been paid or satisfied in full in accordance with this Guarantee.The Guarantor shall not be entitled to claim any set-off or counter-claim against the Company or claim or prove in competition with the Bank in respect of any payment by the Guarantor hereunder.

15. For the purpose of enabling the Bank to sue the Company or prove against it or prove in the bankruptcy, winding up of, insolvency or examination by an examiner of or any analogous proceedings in relation to the Company for the whole of the Monies or to preserve intact the liability of any other party, the Bank may at any time place and keep for such time as it may think prudent any money received, recovered or realised hereunder on one or more separate or suspense accounts to the credit either of the Guarantor or of such other party as it shall think fit without any intermediate obligation on the part of the Bank to apply the same or any part thereof in or towards the discharge of the ultimate balance owing as aforesaid and without any intermediate right on the part of the Guarantor to sue the Company or prove in the insolvency or winding-up of or in the examination by an examiner of or any analogous proceedings in relation to the Company in competition with the Bank or so as to diminish any dividend or other advantage that would or might come to the Bank or so as to treat the liability of the Company as diminished.

16. No assurance, security or payment which may be avoided or proves to have been for any reason invalid under any enactments relating to bankruptcy or under the provisions of any other law governing the Company or the Guarantor or any other person from whom the Bank receives any assurance, security or payment and no release, settlement, discharge, composition or arrangement which may have been given or made on the faith of any such assurance, security or payment shall prejudice or affect the Bank's right to recover from the Guarantor to the full extent of this guarantee as if such assurance, security, payment, release, settlement, discharge, composition or arrangement (as the case may be) had never been granted, given or made. The Bank shall be at liberty to retain any security held for the Guarantor's liability hereunder for a period of seven months after the repayment of all sums that are or may become due to the Bank from the Company notwithstanding any release, settlement, discharge or arrangement given or made by the Bank provided that if at any time within the period of six months after such repayment either a bankruptcy petition shall be presented against the Company or a petition shall be presented to a competent Court for an Order for the winding up of the Company or the Company shall commence to be wound up voluntarily or if a petition is presented before any competent Court or an Order is made or notice published or issued by any competent Court or any analogous proceedings or action is taken in connection with the appointment of an examiner, administrator, administrative receiver, trustee or any similar officer to the Company or to a Related Company of the Company. The Bank shall be at liberty to continue to retain such security or any part thereof for and during such further period as the Bank may determine in which event such security shall be deemed to have continued to have been held by the Bank as security for the payment to the Bank of all or any sums which shall or may become due and owing to the Bank from and by the Guarantor either by virtue of the provisions of this guarantee or as a consequence of any Order made by a competent Court under any provisions of bankruptcy or company law.

         For the purposes of this clause 16, Related Company has the meaning ascribed to it in Section 4 (5) of the Companies (Amendment) Act, 1990.

17. This guarantee shall not be discharged nor shall the Guarantor's liability be affected by any reduction occurring in, or other arrangement being made relating to the Company's liabilities or any of them to the Bank as a result of any arrangement or composition, made pursuant to any of the provisions of the Companies (Amendment) Act, 1990 or any analogous provisions or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer to the Company or over all or a substantial part of the assets (as the case may be) of the Company and the Guarantor hereby agrees with and to the Bank that the amount recoverable by the Bank from the Guarantor hereunder will be and will continue to be the full amount which would have been recoverable by the Bank from the Company in respect of the Company's liabilities and any of them had no such arrangement or composition as aforesaid been entered into.

18. In respect of the Guarantor's liability hereunder the Bank shall have a lien on all securities or other property of the Guarantor held by the Bank whether for safe custody or otherwise. The Bank shall be further entitled (as well before as after demand hereunder) to set off and apply any credit balance in any account of the Guarantor with the Bank (whether current or otherwise or subject to notice or not) against and in or towards satisfaction of the liability of the Guarantor to the Bank hereunder and to debit any account of the Guarantor with any sums payable hereunder. The Bank shall not be obliged to exercise any right given to it by this Clause 18.

19. This Guarantee shall not be discharged nor shall the Guarantor's liability be affected by reason of any failure or irregularity, defect or informality, in any security given by or on behalf of the Company in respect of the Monies or liabilities hereby secured nor by any legal limitation, or by the liquidation or insolvency or examination by an examiner of or any analogous proceedings in relation to the Company or the Guarantor, disability, incapacity or want of any borrowing powers of or by the Company or want or authority of any director, manager, official or other person appearing to be acting for the Company in any manner in respect of the Monies or liabilities hereby secured or any circumstances which renders the liability of the Company void or unenforceable and such Monies or liabilities will be recoverable by the Bank from the Guarantor as sole, original and independent obligor upon first written demand by way of full indemnity together with all losses, claims, costs, charges and expenses to which the Bank may be subject or which it may incur in connection with the Company's liabilities or this Guarantee.

20. Should there be any change, accession or addition in or to the Company this Guarantee shall remain effective as fully as if the person or persons constituting such body at the date of the Company's default or at any time previously was or were the same as at the date hereof.

21. The Guarantor shall promptly upon demand by the Bank reimburse the Bank for the out of pocket charges and expenses (together with value added tax or any similar tax thereon and including the fees and expenses of legal advisers to the Bank) incurred by the Bank in connection with:

         (a) the negotiation, preparation and execution of this Guarantee and any other documents referred to herein; and

         (b) the negotiation, preparation and execution of all letters and documents ancillary to or amending or supplementing any thereof.

22. The Guarantor shall pay or (as the case may be) indemnify the Bank against any and all stamp, registration and similar taxes or charges which may be payable in connection with the entry into, performance or enforcement of this Guarantee or any document referred to herein (including penalties for late payment).

23. The Guarantor HEREBY further AGREES with the Bank to keep the Bank fully and effectively indemnified against any and all losses damages costs claims charges and expenses incurred by the Bank pursuant to or in connection with this Guarantee and to pay the same on demand in writing from the Bank together with interest from the date of such demand until payment at a rate for each consecutive period of three months equal to 2% above the cost expressed as a rate per cent per annum of funds of an amount equivalent to the amount of such losses damages claims costs charges and expenses at 11.00 a.m. (Brussels Time) on the first day of that period of three months on the Euro Interbank Market, such interest to accrue from day to day as well after as before any judgment.

24.      The Guarantor HEREBY WARRANTS and REPRESENTS to the Bank that:

         (1) the execution and delivery of these presents will not contravene any provisions of law now in effect nor of the Memorandum or Articles of Association (or Bye-Laws or other relevant corporate documents) of the Guarantor nor any agreement indenture note or other instrument which is binding upon the Guarantor;

         (2) the Guarantor has full power to execute and deliver these presents and to perform its obligations hereunder and that, such actions have been duly authorised by all necessary corporate action; and

         (3) the Guarantor has obtained all such consents or approvals or exemptions by any governmental or public body or authority which are required to authorise or are required in connection with the execution delivery or performance of these presents or the taking of any action hereby contemplated.

25. The Guarantor HEREBY UNDERTAKES to the Bank that it will ensure that its obligations under this Guarantee constitute, and will constitute, its direct, unconditional, irrevocable and general obligations (subject to the availability of equitable remedies being in the discretion of the relevant court) and that all of its obligations under this guarantee are of the same rank, and will rank, at least pari passu with all of its other unsecured obligations and liabilities (including contingent liabilities) except that those obligations mandatorily preferred by applicable law; and

26. The Guarantor HERBY UNDERTAKES that save with the prior written consent of the Bank, it will not create or permit to subsist any charge, lien or other encumbrance over any of its assets except for any charge, lien or encumbrance created over any of its assets the aggregate book value of which does not exceed

         20% of the cash and cash equivalents, restricted cash and marketable securities (hereafter referred to as "the Cash Resources") of the Guarantor (less the amount of (euro)2.5 million) (euro two million, five hundred thousand) and shall procure that none of its subsidiary or associate companies will create or permit to exist any charge, lien or other encumbrance over any of its assets the aggregate book value of which exceeds 20% of the Cash Resources of the Guarantor (less the amount of (euro)2.5 million) (euro two million, five hundred thousand).

27. All payments to be made hereunder by the Guarantor shall be made to the Bank in such manner as the Bank may direct and in the same currency as the relative payments were due to be made by the Company without any set-off or counterclaim and without any deduction for or on account of any present or future taxes, levies, imposts, duties, deductions or withholdings or other charges of whatever nature imposed, levied, collected, withheld or assessed unless the Guarantor is compelled by law so to do. If so compelled, the Guarantor shall pay such additional amounts as are necessary in respect of its obligations hereunder in order that the net amounts after such taxes, levies, imposts, duties, deductions, withholdings or other charges shall equal the respective amounts due hereunder.

28. If the Bank wishes to assign and/or transfer its rights in respect of any facility or accommodation made available by the Bank to the Company, or any part thereof the Bank shall be free to assign and/or transfer to the relevant assignee or transferee the benefit of this guarantee to the extent that it relates to such facility or accommodation or such part thereof and no such assignment or transfer shall affect this guarantee as far as concerns the right of the Bank in respect of the facilities or part thereof not so assigned or transferred. This guarantee shall not be assigned by the Guarantor except with the prior consent in writing of the Bank and shall inure to the benefit of the successors, assigns and transferees of the Bank. The Guarantor hereby irrevocably authorises the Bank for the purposes of or in connection with any proposed transfer or assignment to disclose to the proposed assignee or transferee all and any information and documentation in the Bank's possession in relation to the Guarantor as may be reasonably required by any such person in connection with such assignment or transfer and so far as such information constitutes personal data within the meaning of the Data Protection Act, 1988 this authority shall be a consent for the purposes of the said Act.

         Without prejudice to the generality of the foregoing where the Bank holds the debt(s) in respect of which the security in the form of this guarantee is given on trust for a third party and/or where the Bank holds the debt(s) following an equitable assignment thereof to a third party the Guarantor hereby acknowledges and agrees that the Bank may hold this Guarantee on the same terms and with like effect as it holds the debt in respect of which the security in the form of this Guarantee is being given and this Guarantee will be in full force and effect in respect of all such debt(s) and the benefit of the security created by this Guarantee is intended by the Guarantor and the Bank to be transferable in like manner and with the same effect as the debt in respect of which the security is given.

29. Each of the provisions of this guarantee is severable from the others and if at any time one or more of such provisions is or becomes illegal, invalid or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be effected or impaired thereby.

30.   (1)       The Guarantor HEREBY WAIVES all demands on the Company for payment of any Monies by the Company and also HEREBY WAIVES the necessity for any presentment for payment notice of dishonour protest and such other notices (if any) which the Bank might otherwise be required to give in connection with the exercise of its rights or any of them in respect of any of the obligations contained herein or otherwise.

         (2) The provisions of these presents shall not be waived modified or changed otherwise than in writing signed by duly authorised officers of the Bank and the Guarantor.

         (3) It is hereby agreed and declared that there are no oral understandings between the Bank and the Guarantor in any wise varying contradicting or amplifying the terms hereof.

31. A waiver by either of the parties hereto of any breach by the other party of any of the terms provisions or conditions of these presents or the acquiescence of either party hereto to any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term provision or condition or of any subsequent act contrary thereto.

32.      This Guarantee is and will remain the property of the Bank.

33. Any notice or demand to be given or served hereunder shall be in writing and expressed to be a notice or demand given hereunder and shall be deemed duly given or served if sent by facsimile at the time of transmission to the following numbers: Bank of Ireland - 6044012, Trintech Group Plc - or 5 days after having been posted by pre-paid ordinary post to the party to which it is to be given at its address herein set out or such other address as such party shall have previously communicated by notice to the party giving such first-mentioned notice or demand.

34. The Guarantor confirms that on entering into this guarantee and the transactions contemplated by this guarantee and the assumption of its obligations hereunder that the Guarantor has not relied and does not rely upon any information or advice provided or any appraisal or investigation affected by the Bank or any of the professional advisers to the Bank.

35.      The Guarantor HEREBY IRREVOCABLY:-

         (i) for the benefit of the Bank submits to the jurisdiction of the Courts of Ireland in relation to any claim or proceeding in connection with this Guarantee;

         (ii) submits to any other jurisdiction in which the Guarantor has assets and the Guarantor hereby waives any objection to any claim that any suit, action or proceedings have been brought in any inconvenient forum;

         (iii) appoints the Company as their agent for the service of legal process out of the said Courts at the Company's address herein or at the Company's address last known to the Bank;

         (iv) confirms that service of legal process out of such Courts on the Company shall be deemed due service upon the Guarantor for the purposes of such legal proceedings;

         (v) agrees where requested by the Bank, and without prejudice to any other method of service, to appoint an authorised agent for service of proceedings; and

         (vi) agrees that nothing herein shall affect the right to service of legal process in any other manner permitted by law.

36. These presents shall be governed by and construed according to the Laws of Ireland applicable to contracts made and wholly to be performed in Ireland.

PRESENT when the Common Seal of
TRINTECH GROUP PLC

was affixed hereto:                                            (Place Seal Here)




_______________________
DIRECTOR

_______________________
DIRECTOR/SECRETARY

I/We Certify that I/We have today received a copy of the above Guarantee

Date ___________________________



Guarantor_______________________
               on behalf of



Dated the       day of            2001.

11